QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.3

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:
	Media:	Gary Hopkins (805) 563-6885
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Confirms Existing Earnings Guidance;
Issues Statement on Medicare Outlier Payments

        SANTA BARBARA, Calif.—Oct. 28, 2002—Tenet Healthcare Corporation (NYSE: THC) released the following statement today:

        Tenet confirmed that it expects diluted earnings per share from operations growth in fiscal 2003 to exceed 25 percent. The company also reconfirmed its longer-term guidance of mid-to-high-teens growth in diluted earnings per share each year for the next several years, with potentially higher growth in some years.

        On Oct. 1, 2002 Medicare implemented a significant increase in the "outlier threshold" which will reduce Medicare outlier payments to all hospitals receiving Medicare outlier payments, including Tenet hospitals. Medicare routinely makes changes to its reimbursement formulas. Tenet has incorporated its best estimates of the net impact of all these changes in Medicare reimbursement into its earnings guidance. Tenet's earnings estimate for fiscal 2003 includes a projection that its Medicare outlier reimbursement will comprise approximately 5 percent of total projected net patient revenue for the year.

        Medicare outlier payments vary significantly by hospital. Their calculation, which is extremely complex, is performed on a patient-by-patient basis, and is impacted by many different factors. These factors include not only charge structures, but also acuity levels, the timing of cost report settlements, specific circumstances at individual hospitals, and the many other factors in the complex formula.

        Along with these factors, Tenet believes its level of outlier reimbursement is impacted by its emphasis on large urban hospitals, the large number of teaching hospitals in its portfolio, and its strategy to develop high-acuity services at many of its facilities. Some of Tenet's hospitals receive significant levels of outlier reimbursement, while others receive insignificant amounts. Tenet is confident that its hospitals are fully compliant with Medicare rules and regulations, including those governing outlier payments.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

QuickLinks

  EXHIBIT 99.3
Tenet Confirms Existing Earnings Guidance; Issues Statement on Medicare Outlier Payments